                           CERTIFICATE OF DESIGNATION

                                     of the

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                          OPTICARE HEALTH SYSTEMS, INC.
                        (f/k/a SARATOGA RESOURCES, INC.)

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

        OptiCare Health Systems, Inc., f/k/a Saratoga Resources, Inc., a
Delaware corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the
Delaware General Corporation Law:

        RESOLVED: That pursuant to the provisions of Section 151(g) of the
General Corporation Law of Delaware, and in exercise of the powers vested in the
Board of Directors pursuant to the Certificate of Incorporation of the
Corporation, the Corporation hereby establishes a series of the Corporation's
Preferred Stock, par value $0.001 per share, to be known and designated as
Series A Convertible Preferred Stock (the "Series A Preferred Stock"), such series of stock to consist of 550,000 shares and to have the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions set forth in Exhibit A attached hereto; and that a Certificate of Designation reflecting the foregoing designation be filed with the Secretary of State of Delaware.

        IN WITNESS WHEREOF, the Corporation has executed this Certificate of
Designation as of the 13th day of August, 1999.

OPTICARE HEALTH SYSTEMS, INC.

By: /s/ Steven L. Ditman
   ------------------------------
   Name:  Steven L. Ditman
   Title: Chief Financial Officer

                                                                       EXHIBIT A
                                                                       ---------

                             DESIGNATION OF TERMS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                      ------------------------------------

        Section 1. Designation and Rank. The number of shares which shall constitute the Series A Convertible Preferred Stock (the "Series A Preferred
Stock") shall be 550,000 shares, par value $0.001 per share. All shares of
Series A Preferred Stock shall rank equally and be identical in all respects.
The Corporation shall not be restricted from issuing additional securities of any kind, including shares of preferred stock of any class, series or designation (including, without limitation, preferred stock ranking in parity or superior as to rights and preferences with the Series A Preferred Stock now or hereafter authorized), provided that issuances of the Series A Preferred Stock shall be limited to issuances to a Regulated Holder (as hereinafter defined) or an Affiliate of a Regulated Holder. For purposes of this provision, "Regulated
Holder" shall mean any holder subject to the provisions of (i) the Bank Holding
Company Act of 1956, as amended, (ii) Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225), or (iii) any law, rule regulation that is successor to either of the foregoing.

        Section 2. Dividends. Dividends and other distributions, payable in cash or other property shall be paid on the Series A Preferred Stock equally, ratably and on a parity with such dividends and other distributions paid on the Common
Stock, as and when such dividends and other distributions are declared by the
Board of Directors of the Corporation, as though the Common Stock and Series A
Preferred Stock were one and the same class; provided that in determining the number of shares of Series A Preferred Stock outstanding and entitled to receipt of any such dividend or other distribution, each share of Series A Preferred
Stock outstanding shall be deemed to be equal to the number of shares of Common
Stock into which one share of Series A Preferred Stock could have been converted on the date on which the holders of Common Stock and Series A Preferred Stock were determined to receive payment of such dividend or other distribution, after giving effect to any adjustments.

        Section 3. Voting Rights. Except as otherwise specifically provided by applicable law, the holders of Series A Preferred Stock shall not be entitled to vote or give a consent to or on any matters required or permitted to be submitted to the shareholders of the Corporation for their approval.

        Section 4. Liquidation. The Series A Preferred Stock shall be preferred upon liquidation over the Common Stock and any other class or classes of stock of the Corporation which by its terms expressly provides that it ranks junior in rights and preferences to the Series A Preferred Stock upon liquidation, so that holders of shares of Series A Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Series A Preferred
Stock as to rights and preferences, but before any distribution is made to the holders of the Common Stock and such junior stock upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, an amount equal to $0.01 per share of Series A Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, its net assets are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Series A Preferred Stock are entitled as above provided, the entire net assets of the Corporation remaining (after full payment is

made on any classes or series of stock ranking prior to the Series A Preferred
Stock) shall be distributed among the holders of shares of Series A Preferred
Stock in amounts proportionate to the full preferential amounts to which they and holders of shares of preferred shares ranking in parity with the Series A
Preferred Stock are entitled. After such payment shall have been made in full to the holders of the Series A Preferred Stock, the remaining assets of the
Corporation shall be divided and distributed among the holders of the outstanding Series A Preferred Stock and the holders of the other classes of stock then outstanding according to their respective rights and shares, with the holders of the Series A Preferred Stock being entitled in such distribution to participate with the holders of the Common Stock ratably in proportion to the number of shares of Common Stock into which the Series A Preferred Stock is then convertible. For the purpose of this Section 4, the voluntary sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary. Notwithstanding the foregoing, in the event that any holder of Series A Preferred Stock converts its Series A Preferred Stock to
Common Stock pursuant to Section 5 hereof, the right to preferential liquidation rights with respect to such converted stock pursuant to this Section 4 shall be immediately terminated.

        Section 5. Conversion Provisions.

        (a) Optional Conversion by a Holder. Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall be convertible at any time at the option of the holder thereof, upon surrender to the transfer agent for the Series A Preferred Stock of the Corporation of the
certificate or certificates evidencing the shares so to be converted, into one fully paid and non-assessable share of Common Stock of the Corporation.
Notwithstanding the foregoing provisions of this Section 5, a holder of Series A
Preferred Stock shall not have the right to convert the Series A Preferred Stock held by it if the Common Stock to be received upon conversion would, when aggregated with all other shares of Common Stock (other than shares of
Non-Attributable Stock) currently or previously held by or currently issuable without restriction to such holder, exceed 4.99% of the then outstanding Common
Stock, unless the holder certifies to the Corporation that the Common Stock to be issued upon such conversion will constitute Non-Attributable Stock, as hereinafter defined. For purposes of this provision, "Non-Attributable Stock"
shall mean, with respect to any holder of Series A Preferred Stock, shares of
Common Stock which have been previously sold, or were issued pursuant to the exercise of warrants, options or other rights to acquire Common Stock or Series
A Preferred Stock ("Stock Rights") or upon conversion of shares of Series A
Preferred Stock which were previously sold, either (i) in a widely dispersed public offering; (ii) in a private placement in which no purchaser, individually or in concert with others, acquired Common Stock, Series A Preferred Stock,
Stock Rights or any combination thereof, representing (upon conversion, in the case of the Series A Preferred Stock, and upon exercise for Common Stock, in the case of the Stock Rights) more than 2.0% of the outstanding Common Stock; (iii)
in compliance with Rule 144 (or any rule which is a successor thereto) of the
Securities Act of 1933, as amended; or (iv) in the secondary market in a market transaction executed through a registered broker-dealer in blocks of no more than 2.0% of the shares outstanding of the Corporation in any six month period.
For purposes of this provision, "Affiliate" of any individual, corporation, trust, partnership or other entity shall mean any other individual, corporation, trust, partnership or other entity directly or indirectly controlling, controlled by or under direct or indirect common control

with such individual, corporation, trust, partnership or other entity. For purposes of this definition, as to a Regulated Holder, Affiliate shall include any partnership a majority of the partners of which are officers, directors, employees or Affiliates of such Regulated Holder, and as to the Corporation,
Affiliate shall not include such Regulated Holder.

        (b) Optional Conversion by the Corporation. The Corporation may, upon written notice by the Corporation to each holder of Series A Preferred Stock, cause the conversion of all, but not less than all, of the outstanding shares of
Series A Preferred Stock into shares of Common Stock, provided that the Common
Stock to be received upon such conversion when aggregated with all other shares of Common Stock (other than shares of Non-Attributable Stock) currently or previously held by or currently issuable without restriction to each holder, would be equal to or less than 3.00% of the then outstanding Common Stock of the
Corporation. Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock converted by the Corporation pursuant to the preceding sentence shall be converted into one fully paid and non-assessable share of Common Stock of the Corporation.

        (c) The number of shares of Common Stock into which an issued and outstanding share of Series A Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

               (i) If the Corporation shall (x) declare a dividend on the Common
Stock in shares of its capital stock (whether shares of Common Stock, Series A
Preferred Stock or of capital stock of any other class), (y) split or subdivide the outstanding Common Stock or (z) combine the outstanding Common Stock into a smaller number of shares, each share of Series A Preferred Stock outstanding at the time of the record date for such dividend or of the effective date of such split, subdivision or combination shall thereafter entitle the holder of such share of Series A Preferred Stock to receive the aggregate number and kind of shares which, if such share of Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned or have become entitled to receive by virtue of such dividend, subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur and, if a dividend which is declared is not paid, each share of Series A
Preferred Stock outstanding shall again entitle the holder thereof to receive the number of shares of Common Stock as would have been the case had such dividend not been declared. If at any time, as a result of an adjustment made pursuant to this subsection 5(c)(i), the holder of any share of Series A
Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this subsection 5(c).

               (ii) In the event of any capital reorganization of the
Corporation, or of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock), or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other corporation or of the sale of the properties and assets of the
Corporation as, or substantially as, an entirety to any other corporation, each share of Series A Preferred Stock shall after such capital reorganization, reclassification of Common Stock,

consolidation, merger or sale be convertible upon the terms and conditions specified herein, for the number of shares of stock or other securities or assets to which a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock shall be convertible (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this subsection 5(c) with respect to the rights thereafter of the holders of the shares of Series A
Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the shares of Series A
Preferred Stock.

               (iii) If any event occurs, as to which, in the good faith opinion of the Board of Directors of the Corporation, the other provisions of this subsection 5(c) are not strictly applicable or (if strictly applicable) would not fairly protect the conversion rights of the shares of Series A Preferred
Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid, but, except as contemplated in subsections 5(c)(i) and (ii), in no event shall any such adjustment have the effect of decreasing the number of shares of Common Stock obtainable upon the conversion of each share of Series A Preferred Stock from that which would otherwise be determined pursuant to this subsection 5(c).

               (iv) No adjustment in the number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be required unless such adjustment would require an increase or decrease in the aggregate number of such shares of Common Stock obtainable of at least 1%, provided that any adjustments which by reason of this subsection 5(c)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection 5(c) shall be made to the nearest cent or to the nearest hundredth of a share, as the case may be.

               (v) Irrespective of any adjustments in the number or kind of shares obtainable upon the conversion of a share of Series A Preferred Stock, certificates theretofore or thereafter issued may continue to express the same number and kind of shares as are stated on the certificates initially issuable therefor.

               (vi) If any question shall at any time arise with respect to the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible following any adjustment pursuant to this subsection 5(c), such question shall be determined by agreement between the holders of a majority of the shares of Series A Preferred Stock and the Corporation or, in the absence of such an agreement, by an independent investment banking firm or an independent appraiser engaged by the Corporation (in either case the cost of which engagement will be borne by the Corporation) and reasonably acceptable to the Corporation and the holders of a majority of shares of Series A Preferred
Stock and such determination shall be binding upon the Corporation and the holders of the shares of Series A Preferred Stock.

               (vii) Anything in this subsection 5(c) to the contrary
notwithstanding, the Corporation shall be entitled to make such increases in the number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible, in addition to those adjustments required by this subsection 5(c), as it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Common Stock, or any issuance wholly for cash or any shares of Common Stock at less than the Current Market
Price Per Share, or any issuance wholly for cash or shares of Common Stock or securities which by their terms are convertible into or exchangeable for shares of Common Stock or any stock dividend, or any issuance of rights, options or warrants referred to hereinabove in this subsection 5(c), hereinafter made by the Corporation to the holders of its Common Stock shall not be taxable to them.

               (viii) For purposes of this subsection 5(c), the following terms shall have the following meanings:

               "Current Market Price Per Share" shall mean, with respect to any shares of the Common Stock, as of any particular date of determination:

                       (A) if the Common Stock is then reported on the Composite
               Transactions Tape, the average of the daily closing prices for the 30 consecutive trading days immediately prior to such date as reported on the Composite Transactions Tape (as adjusted for any stock dividend, split, combination or reclassification that occurred during such 30-day period); or

                       (B) if the Common Stock is not then reported on the
               Composite Transaction Tape but is then listed or admitted to trading on a national securities exchange, the average of the daily last sale prices regular way of the Common Stock, for the
               30 consecutive trading days immediately prior to such date (as adjusted for any stock dividend, split, combination or
               reclassification that occurred during such 30-day period), on the principal national securities exchange on which the Common Stock is traded or, in case no such sale takes place on any such day, the average of the closing bid and asked prices regular way, in either case on such national securities exchange; or

                       (C) if the Common Stock is not then reported on the
               Composite Transaction Tape but is then traded in the
               over-the-counter market, the average of the daily closing sales prices, or, if there is no closing sales price, the average of the closing bid and asked prices, in the over-the-counter market, for the 30 consecutive trading days immediately prior to such date (as adjusted for any stock dividend, split, combination or reclassification that occurred during such 30-day period), as reported by the National Association of Securities Dealers'
               Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated or any successor thereof, or, if not so reported the average of the closing bid and asked prices as furnished by any member of the National
               Association of Securities Dealers, Inc. selected from time to time by the Board of Directors of the Corporation for that purpose; or

                       (D) if no such prices are then furnished, the fair market
               value of a share of Common Stock as determined by agreement between the holders of a majority of the shares of Series A
               Preferred Stock and the Corporation or, in the absence of such an agreement, by an independent investment banking firm or an independent appraiser engaged by the Corporation (in either case the cost of which engagement will be borne by the Corporation)
               and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

        (d) Upon any adjustment of the number of the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock pursuant to this
Section 5, the Corporation shall promptly but in any event within 20 days thereafter, cause to be given to each of the registered holders of the Series A
Preferred Stock, at its address appearing on the Register for the Series A
Preferred Stock by registered mail, postage prepaid, return receipt requested a certificate signed by its chairman, president or chief financial officer setting forth the number of shares of Common Stock issuable upon conversion of shares of
Common Stock as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as a part of the notice required to be mailed under the other provisions of this resolution.

        (e) The Corporation will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon the conversion of the Series A Preferred Stock, the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock.

        (f) The Corporation shall not be required to issue fractional shares of
Common Stock upon conversion of the Series A Preferred Stock but shall pay for any such fraction of a share an amount in cash equal to the Current Market Price
Per Share of Common Stock of such share (determined in accordance with the provisions of subsection 5(c)(viii) hereof) multiplied by such fraction.

        (g) The Corporation will pay all taxes attributable to the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock, provided that the Corporation shall not be required to pay any income tax incurred by the holder upon conversion of the Series A Preferred Stock or any tax which may be payable in respect of any transfer involved in the issue of any shares of Common Stock in a name other than that of the registered holder of the
Series A Preferred Stock surrendered for conversion, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the
Corporation that such tax has been paid.

        Section 6. Status of Shares. All of the shares of Series A Preferred
Stock that are at any time converted pursuant to Section 5 and all of the shares of the Series A Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors of the Corporation shall have the status of authorized but unissued shares of Series A Preferred Stock, subject to reissuance by the Board of Directors.

        Section 7. Notices to Holders of Series A Preferred Stock. In the event:

               (a) that the Corporation shall authorize the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Corporation or of any other subscription rights or warrants; or

               (b) that the Corporation shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets
        (including, without limitation cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock); or

               (c) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

               (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

               (e) that the Corporation proposes to take any other action which would require an adjustment in the number of shares of Common Stock or other securities or assets issuable upon conversion of shares of Series
        A Preferred Stock pursuant to Section 5;

then the Corporation shall cause to be given to each of the registered holders of the Series A Preferred Stock at its address appearing on the Register for the
Series A Preferred Stock, at least 10 calendar days prior to the applicable record date, if any, hereinafter specified, or, if no such record date if specified, 10 calendar days prior to the taking of any action referred to in clause (a) through (e) above, by registered mail, postage prepaid, return receipt requested, a written notice stating (i) the date as of which the holders of record of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or (iii) the date on which such other action is to be effected, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other action. The failure to give the notice required by this Section 6 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other action referred to above, or the vote upon any such action.

BOST01-50169933-3
68374-00000
August 12, 1999 11:21 pm